ZipRealty Elects New Member to Board of Directors
Former Bankrate CEO and President joins ZipRealty Board
EMERYVILLE, Calif. – July 28, 2005 – ZipRealty (NASDAQ: ZIPR), a full-service residential real estate brokerage, has announced the addition of former Bankrate President and Chief Executive Officer Elisabeth DeMarse to its Board of Directors.
DeMarse, who currently serves on the Board of Directors for both EDGAR-Online and Heska Corporation, brings a significant amount of experience to ZipRealty. A member of the National Association of Corporate Directors, DeMarse has extensive leadership and operating expertise in the financial sphere, including previous executive-level positions at Hoovers Inc., Newco, Bloomberg L.P. and Citicorp. DeMarse received her Bachelor of Arts from Wellesley College and an MBA from Harvard Business School.
“Elisabeth’s strong financial background and leadership skills will be a valuable asset to our already highly qualified Board of Directors,” said ZipRealty CEO Eric Danziger. “We are pleased to welcome her to the team as ZipRealty continues to grow.”
DeMarse replaces former Board member Matthew Crisp. She joins current Board members ZipRealty CEO Eric Danziger; ZipRealty co-founder Scott Kucirek; General Partner of Benchmark Capital Management Co., LLC Robert Kagle; private investor Ronald Brown; founding Managing Member of Pyramid Technology Ventures Marc Cellier; Big Brothers & Sisters of America COO Stanley Koonce; and Managing Member of Vanguard Ventures Donald Wood.
About ZipRealty
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the company operates in 14 major metropolitan areas in ten states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables home buyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
# # #
Contact:
     Aimee Grove
     Allison & Partners
     415.277.4903
     ziprealty@allisonpr.com